CERTIFICATE OF TRUST
                                      OF
                   FRANKLIN TEMPLETON STRATEGIC INCOME TRUST

      This Certificate of Trust of Franklin Templeton Strategic Income Trust, a statutory trust (the "Trust"), executed by the undersigned trustee, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (12 DEL. C.ss.3801 et seq.) (the "Act"), sets forth the following:


      FIRST:    The name of the statutory trust formed hereby is Franklin
      Templeton Strategic Income Trust.

      SECOND:   The address of the registered office of the Trust in the State of Delaware is 919 North Market Street, Suite 600, Wilmington, Delaware 19801. The name of the Trust's registered agent at such address is SR Services, LLC.

      THIRD:    The Trust formed hereby is or will become an investment
      company registered under the Investment Company Act of 1940, as amended (15 U.S.C. ss.ss.80a-1 et seq.).

      IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has duly executed this Certificate of Trust as of the ____ day of May, 2003.




      Murray L. Simpson